Exhibit 99.1

Taxation of Our Company

We have elected to be taxed as a REIT under the U.S. federal income tax laws. We believe that, since such election, we have been and are organized and operated in such a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to continue to qualify as a REIT. This section discusses the laws governing the U.S. federal income tax treatment of a REIT and its investors. These laws are highly technical and complex.

In the opinion of Morrison & Foerster LLP, we qualified to be taxed as a REIT for our taxable years ended December 31, 2022 through December 31, 2024, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending December 31, 2025 and in the future. We emphasize that the opinion of Morrison & Foerster LLP is based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this prospectus are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus. Investors should be aware that Morrison & Foerster LLP’s opinion is based upon customary assumptions, is conditioned upon the accuracy of certain representations made by us as to factual matters, including representations regarding the nature of our assets and the future conduct of our business, and is not binding upon the IRS or any court. In addition, Morrison & Foerster LLP’s opinion is based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our continued qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the U.S. federal tax laws. Those qualification tests include the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. While Morrison & Foerster LLP reviewed those matters in connection with rendering the foregoing opinion, Morrison & Foerster LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “— Failure to Qualify.”